Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 EARNINGS

▪	Revenues of $105.3 million for the fourth quarter and $393.5 million for 2024
▪	Net income of $19.2 million, or $0.79 per diluted share for 2024
▪	Total portfolio balance of $3.491 billion, highest in company history
▪	New contract purchases of $1.682 billion for the full year 2024

LAS VEGAS, NV, February 25, 2025 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.1 million, or $0.21 per diluted share, for its fourth quarter ended December 31, 2024.

Revenues for the fourth quarter of 2024 were $105.3 million, an increase of $13.3 million, or 14.5%, compared to $92.0 million for the fourth quarter of 2023. Total operating expenses for the fourth quarter of 2024 were $98.0 million compared to $82.1 million for the 2023 period. Pretax income for the fourth quarter of 2024 was $7.4 million compared to pretax income of $9.8 million in the fourth quarter of 2023.

For the twelve months ended December 31, 2024 total revenues were $393.5 million compared to $352.0 million for the twelve months ended December 31, 2023, an increase of approximately $41.5 million, or 11.8%. Total operating expenses for the twelve months ended December 31, 2024 were $366.1 million, compared to $290.9 million for the twelve months ended December 30, 2023. Pretax income for the twelve months ended December 31, 2024 was $27.4 million, compared to $61.1 million for the twelve months ended December 31, 2023. Net income for the twelve months ended December 31, 2024 was $19.2 million compared to $45.3 million for the twelve months ended December 31, 2023.

During the fourth quarter of 2024, CPS purchased $457.8 million of new contracts compared to $445.9 million during the third quarter of 2024 and $301.8 million during the fourth quarter of 2023. The total number of contracts purchased for 2024 totaled $1.682 billion compared to $1.358 billion in 2023. The Company's receivables totaled $3.491 billion as of December 31, 2024, an increase from $3.329 billion as of September 31, 2024 and an increase from $2.970 billion as of December 31, 2023.

Annualized net charge-offs for the fourth quarter of 2024 were 8.02% of the average portfolio as compared to 7.74% for the fourth quarter of 2023. Delinquencies greater than 30 days (including repossession inventory) were 14.85% of the total portfolio as of December 31, 2024, compared to 14.55% as of December 31, 2023.

“New loan originations grew by 24% in 2024 over the prior year, leading to solid top line revenue growth” said Charles E. Bradley, Chief Executive Officer. “With positive trends in loan originations and operating efficiencies, we remain optimistic in all aspects of our business going into 2025.”

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Conference Call

CPS announced that it will hold a conference call on February 26, 2025 at 1:00 p.m. ET to discuss its fourth quarter 2024 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BI34e818cf84a24e118241657af74dd2d4. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Interest income	$98,150	$83,260	$363,962	$329,219
Mark to finance receivables measured at fair value	5,000	6,000	21,000	12,000
Other income	2,153	2,718	8,544	10,795
	105,303	91,978	393,506	352,014
Expenses:
Employee costs	23,889	23,157	96,192	88,148
General and administrative	14,422	13,777	54,710	50,001
Interest	52,522	40,277	191,257	146,631
Provision for credit losses	(728)	(1,600)	(5,307)	(22,300)
Other expenses	7,847	6,523	29,223	28,437
	97,952	82,134	366,075	290,917
Income before income taxes	7,351	9,844	27,431	61,097
Income tax expense	2,206	2,657	8,228	15,754
Net income	$5,145	$7,187	$19,203	$45,343

Earnings per share:
Basic	$0.24	$0.34	$0.90	$2.17
Diluted	$0.21	$0.29	$0.79	$1.80

Number of shares used in computing earnings per share:
Basic	21,412	21,136	21,292	20,896
Diluted	24,274	24,879	24,325	25,218

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$11,713	$6,174
Restricted cash and equivalents	125,684	119,257
Finance receivables measured at fair value	3,313,767	2,722,662

Finance receivables	5,420	27,553
Allowance for finance credit losses	(433)	(2,869)
Finance receivables, net	4,987	24,684

Deferred tax assets, net	1,010	3,736
Other assets	36,707	27,233
	$3,493,868	$2,903,746

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$70,151	$62,544
Warehouse lines of credit	410,898	234,025
Residual interest financing	99,176	49,875
Securitization trust debt	2,594,384	2,265,446
Subordinated renewable notes	26,489	17,188
	3,201,098	2,629,078

Shareholders' equity	292,770	274,668
	$3,493,868	$2,903,746

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Contracts purchased	$457.81	$301.80	$1,681.94	$1,357.75
Contracts securitized	$298.42	$306.70	$1,256.13	$1,352.11

Total portfolio balance (1)	$3,490.96	$2,970.07	$3,490.96	$2,970.07
Average portfolio balance (1)	$3,445.52	$2,958.95	$3,209.99	$2,913.57

Delinquencies (1)
31+ Days	12.11%	12.29%
Repossession Inventory	2.74%	2.26%
Total Delinquencies and Repo. Inventory	14.85%	14.55%

Annualized Net Charge-offs as % of Average Portfolio (1)	8.02%	7.74%	7.62%	6.53%

Recovery rates (1), (2)	27.2%	34.3%	30.1%	39.2%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2024		2023		2024		2023
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$98.15	11.4%	$83.26	11.3%	$363.96	11.3%	$329.22	11.3%
Mark to finance receivables measured at fair value	5.00	0.6%	6.00	0.8%	21.00	0.7%	12.00	0.4%
Other income	2.15	0.2%	2.72	0.4%	8.54	0.3%	10.80	0.4%
Interest expense	(52.52)	-6.1%	(40.28)	-5.4%	(191.26)	-6.0%	(146.63)	-5.0%
Net interest margin	52.78	6.1%	51.70	7.0%	202.25	6.3%	205.38	7.0%
Provision for credit losses	0.73	0.1%	1.60	0.2%	5.31	0.2%	22.30	0.8%
Risk adjusted margin	53.51	6.2%	53.30	7.2%	207.56	6.5%	227.68	7.8%
Other operating expenses (5)	(46.16)	-5.4%	(43.46)	-5.9%	(180.13)	-5.6%	(166.59)	-5.7%
Pre-tax income	$7.35	0.9%	$9.84	1.3%	$27.43	0.9%	$61.10	2.1%

________________

(1)	Excludes third party portfolios.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5)	Total pre-tax expenses less provision for credit losses and interest expense.

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